Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

(410) 363-3000, Ext. 224

or

Zachary Mizener

Lambert & Co.

(315) 529-2348

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, Md. August 19, 2021 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal quarter ended June 30, 2021.

The Company reported that sales increased approximately 58.7% to $4,667,998 for the quarter ended June 30, 2021, versus $2,940,768 for the comparable period of last year.  The Company reported net income of $14,641, or $0.01 per basic and diluted share, compared to a net loss of $78,982, or $(0.03) per basic and diluted share, for the same period last year.

“Universal is pleased to return to profitability for it first quarter despite the supply chain and transportation cost issues which are continuing. We are working with our suppliers and customers to mitigate these issues as much as possible.” said Harvey Grossblatt - President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer  and distributor of safety and security devices. Founded in 1969, the Company has an over 52-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms.  For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2021	2020
Sales	$4,667,998	$2,940,768
Net income (loss):	14,641	(78,982)
Net Income (loss) per share – basic and diluted	0.01	(0.03)
Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS
	June 30, 2021	June 30, 2020
Cash	$50,371	$278,234

Accounts receivable and amount due from factor	2,904,755	1,849,881
Inventory	4,106,328	4,620,029
Prepaid expense	383,833	151,436

TOTAL CURRENT ASSETS	7,445,287	6,899,580

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS–NET	184,691	354,098
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$7,633,978	$7,257,678

LIABILITIES AND SHAREHOLDERS’ EQUITY
Line of credit – factor	$105,283	$777,685
Note payable – Eyston Company Ltd.	1,081,440	—
Note payable - bank	—	221,400
Short-term portion of operating lease liability	128,341	161,655
Accounts payable and accrued expenses	1,404,569	302,683
Accrued liabilities	183,148	214,440
TOTAL CURRENT LIABILITIES	2,902,781	1,677,863

NOTE PAYABLE – Eyston Company Ltd.	—	1,081,440
LONG TERM OPERATING LEASE LIABILITY	—	129,144
TOTAL LONG-TERM LIABILITIES	—	1,210,584
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2021 and 2020	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(8,177,773)	(8,539,739)

TOTAL SHAREHOLDERS’ EQUITY	4,731,197	4,369,231
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,633,978	$7,257,678